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                                                                       EXHIBIT 2
                                                                [CONFORMED COPY]






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                      AGREEMENT AND PLAN OF REORGANIZATION


                                      AMONG

                            FSI INTERNATIONAL, INC.,

                             BMI INTERNATIONAL, INC.

                                       AND

                        YIELDUP INTERNATIONAL CORPORATION



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                             DATED JANUARY 21, 1999



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                                TABLE OF CONTENTS

ARTICLE I THE MERGER...........................................................1

1.01.        EFFECTIVE TIME OF THE MERGER......................................1
1.02.        CLOSING...........................................................2
1.03.        EFFECTS OF THE MERGER.............................................2
1.05.        DIRECTORS AND OFFICERS OF SURVIVING CORPORATION...................3

ARTICLE II CONVERSION OF SECURITIES............................................3

2.01.        EFFECT ON CAPITAL STOCK...........................................3
    (a)      Capital Stock of Sub..............................................4
    (b)      YieldUP Common Stock..............................................4
    (c)      Fractional Shares.................................................4
    (d)      Parent Stock......................................................4
    (e)      YieldUP Stock Options and Warrants................................4
    (f)      Dissenters' Rights................................................5
    (g)      Adjustments.......................................................5
2.02.        EXCHANGE OF CERTIFICATES..........................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF YIELDUP..........................7

3.01.        ORGANIZATION OF YIELDUP...........................................8
3.02.        COMPANY CAPITAL STRUCTURE.........................................8
3.03.        SUBSIDIARIES......................................................9
3.04.        AUTHORITY.........................................................9
3.05.        SEC FILINGS; FINANCIAL STATEMENTS................................10
3.06.        INVENTORY........................................................11
3.07.        NO UNDISCLOSED LIABILITIES.......................................11
3.08.        NO CHANGES.......................................................11
3.09         TAXES............................................................13
3.10.        RESTRICTIONS ON BUSINESS ACTIVITIES..............................14
3.11.        TITLE TO PROPERTIES; ABSENCE OF PERMITTED LIENS AND ENCUMBRANCES;
             CONDITION OF EQUIPMENT...........................................14
3.12.        INTELLECTUAL PROPERTY............................................15
3.13.        PRODUCT WARRANTIES AND CLAIMS....................................17
3.14.        AGREEMENTS, CONTRACTS AND COMMITMENTS............................17
3.15.        INTERESTED PARTY TRANSACTIONS....................................19
3.16.        GOVERNMENTAL AUTHORIZATION.......................................19
3.17.        LITIGATION.......................................................19
3.18.        ACCOUNTS RECEIVABLE..............................................19
3.19.        BANK ACCOUNTS; GUARANTIES; POWERS OF ATTORNEY....................20
3.20.        CUSTOMERS........................................................20
3.21.        SUPPLIERS........................................................20
3.22.        MINUTE BOOKS.....................................................20
3.23.        ENVIRONMENTAL MATTERS............................................20
3.24.        BROKERS' AND FINDERS' FEES.......................................22
3.25.        LABOR MATTER.....................................................22
3.26.        EMPLOYEE BENEFIT PLANS...........................................22
3.27.        INSURANCE........................................................24
3.28.        COMPLIANCE WITH LAWS.............................................24
3.29.        THIRD PARTY CONSENTS.............................................24
3.30.        REGISTRATION STATEMENTS; PROXY STATEMENT.........................24

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3.31.        COMPLETE COPIES OF MATERIALS.....................................25
3.32.        YEAR 2000........................................................25
3.33.        OPINION OF FINANCIAL ADVISOR.....................................25
3.34.        VOTING AGREEMENTS................................................25
3.35         DISCLOSURE.......................................................25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................26

4.01.        ORGANIZATION, STANDING AND POWER.................................26
4.02.        CAPITAL STRUCTURE................................................26
4.03.        AUTHORITY........................................................27
4.04.        SEC FILINGS; FINANCIAL STATEMENTS................................28
4.05.        NO MATERIAL ADVERSE CHANGE.......................................28
4.06.        LITIGATION.......................................................29
4.07.        BROKERS' AND FINDERS' FEES.......................................29
4.08.        REGISTRATION STATEMENT; PROXY STATEMENT..........................29
4.09.        OWNERSHIP AND INTERIM OPERATIONS OF SUB..........................30

ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.....................30

5.01.        CONDUCT OF BUSINESS OF YIELDUP...................................30
5.02.        COOPERATION......................................................33

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS................................33

6.01.        NO SOLICITATION..................................................33
6.02.        PROXY STATEMENT; REGISTRATION STATEMENT..........................34
6.03.        ACCESS TO INFORMATION............................................35
6.04.        YIELDUP STOCKHOLDERS' MEETING....................................35
6.05.        LEGAL CONDITIONS TO MERGER.......................................35
6.06.        PAYMENT OF TAXES.................................................36
6.07.        PUBLIC DISCLOSURE................................................36
6.08.        TAX-FREE REORGANIZATION..........................................36
6.09.        NASDAQ QUOTATION.................................................37
6.10.        STOCK PLANS AND WARRANTS.........................................37
6.11.        CONSENTS.........................................................38
6.12.        EMPLOYEE BENEFITS; EMPLOYEE ISSUES...............................38
6.13.        REPORTS..........................................................38
6.14.        NOTIFICATION OF CERTAIN MATTERS..................................38
6.15.        ADDITIONAL AGREEMENTS; REASONABLE EFFORTS........................39
6.16         DIRECTOR AND OFFICER INSURANCE...................................39

ARTICLE VII CONDITIONS TO MERGER..............................................40

7.01.        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.......40
    (a)      Stockholder Approval.............................................40
    (b)      Approvals........................................................40
    (c)      Registration Statement...........................................40
    (d)      NASDAQ...........................................................40
    (e)      No Injunctions or Restraints; Illegality.........................40
    (f)      Tax Opinions.....................................................40
    (g)      Comfort Letter...................................................40
7.02.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB...........41
    (a)      Accuracy of Representations and Warranties;
             Compliance with Covenants........................................41
    (b)      Blue Sky Laws....................................................41

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    (c)      Opinion of YieldUP's Counsel.....................................41
    (d)      Consents.........................................................42
    (e)      Dissenting Shares................................................42
    (f)      1998 Audit.......................................................42
    (g)      Employment Agreements............................................42
7.03.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF YIELDUP..................42
    (a)      Accuracy of Representations and Warranties;
             Compliance with Covenants........................................42
    (b)      Opinion of Parent's Counsel......................................42

ARTICLE VIII TERMINATION AND AMENDMENT........................................43

8.01.        TERMINATION......................................................43
8.02.        EFFECT OF TERMINATION............................................44
8.03.        FEES AND EXPENSES................................................44
8.04.        ALTERNATIVE TRANSACTION DEFINITION...............................45
8.05.        AMENDMENT........................................................45
8.06.        EXTENSION; WAIVER................................................45

ARTICLE IX MISCELLANEOUS......................................................46

9.01.        NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.......46
9.02.        NOTICES..........................................................46
9.03.        INTERPRETATION...................................................47
9.04.        COUNTERPARTS.....................................................47
9.05.        ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES...................47
9.06.        GOVERNING LAW....................................................47
9.07.        ASSIGNMENT.......................................................47

ARTICLE X DEFINITIONS.........................................................48

10.01.       SUBSIDIARY.......................................................48
10.02.       AFFILIATE........................................................48
10.03.       KNOWLEDGE........................................................48



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EXHIBITS

Exhibit 3.34(a)...................Form of YieldUP Affiliate Agreement
Exhibit 3.34(b)...................Form of Rule 145 Letter
Exhibit 7.02(c)...................Form of Opinion of Counsel to YieldUP
Exhibit 7.03(b)...................Form of Opinion of Counsel to Parent
Exhibit 7.03(g)(1)................Form of Employment Agreement with Raj Mahindra
Exhibit 7.03(g)(2)................Form of Employment Agreement with Suraj Puri
Exhibit 7.03(g)(3)................Form of Employment Agreement with David Wong




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                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated January 21, 1999, is by and among FSI INTERNATIONAL, INC., a Minnesota corporation ("Parent"), BMI INTERNATIONAL, INC., a Minnesota corporation and a wholly owned subsidiary of Parent ("Sub"), and YIELDUP INTERNATIONAL CORPORATION, a Delaware corporation ("YieldUP").

                                   WITNESSETH:

    WHEREAS, the Boards of Directors of Parent, Sub and YieldUP deem it advisable and in the best interests of each corporation and its respective shareholders that Parent and YieldUP combine in order to advance the long-term business interests of Parent and YieldUP;

    WHEREAS, the strategic combination of Parent and YieldUP shall be effected by the terms of this Agreement through a transaction in which YieldUP will merge with and into Sub, and the stockholders of YieldUP will become shareholders of Parent (the "Merger");

    WHEREAS, in furtherance of the Merger, and upon the terms and conditions set forth herein, each share of YieldUP's Common Stock, $.001 par value, and each share of YieldUP's Class A Common Stock, $.001 par value (collectively, the "YieldUP Common Stock"), issued and outstanding at the Effective Time (as defined in Section 1.01 hereof), shall be converted into shares of Common Stock, no par value, of Parent ("Parent Common Stock") and cash.

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

    1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger and Articles of Merger (collectively, the "Merger Articles"), shall each be duly executed and acknowledged by the Constituent Corporations (as defined in Section 1.03 hereof), and thereafter delivered to the Secretary of State of the State of Delaware and to the Secretary of State of the State of Minnesota, respectively, for filing, as provided in the General Corporation Law of the State of Delaware (the "Delaware Law") and the Minnesota Business Corporation Act (the "Minnesota Law"), as soon as practicable on or after the Closing Date (as defined in Section 1.02 hereof). The Merger shall become effective at the time at which the Merger Articles shall have been filed with both the Secretary of State of the State of Delaware


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and the Secretary of State of the State of Minnesota or at such time thereafter as is provided in the Merger Articles (the "Effective Time").

    1.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Minneapolis time, on a date to be specified by Parent and YieldUP, which shall be no later than the fourth business day after satisfaction or waiver (to the extent waivable under Article VII) of all conditions to the consummation of the Merger set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or wavier of those conditions) (the "Closing Date"), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another date or place is agreed to in writing by Parent and YieldUP. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.


    1.03.  Effects of the Merger.

          (a) At the Effective Time, in accordance with this Agreement and Delaware Law and Minnesota Law, (i) YieldUP shall be merged with and into Sub,
(ii) the separate corporate existence of YieldUP (except as such existence may be continued by operation of law) shall cease and (iii) Sub shall continue as the surviving corporation and shall be governed by Minnesota Law (Sub and YieldUP are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as "Surviving Corporation").

          (b) At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, Surviving Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts, liabilities and duties due on whatever account, and all and every other interest of or belonging to either of the Constituent Corporations, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in Surviving Corporation without further act or deed, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Surviving Corporation, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.

    1.04. Articles of Incorporation and By-Laws of Surviving Corporation.

          (a) The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Surviving Corporation, until duly amended in accordance with the terms thereof and of the Minnesota Law, except that from and


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after the Effective Time, Article First of the Articles of Incorporation of Sub
shall be amended to be and read as follows:

              "First: The name of the Corporation shall be Blue Mountain, Inc."

          (b) The By-Laws of Sub in effect immediately prior to the Effective Time shall be the By-Laws of Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of Surviving Corporation and of the Minnesota Law.



    1.05. Directors and Officers of Surviving Corporation.

          (a) The directors of Sub holding office at the Effective Time shall, from and after the Effective Time, be the directors of Surviving Corporation, such directors to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Articles of Incorporation and By-Laws.

          (b) The officers of Surviving Corporation from and after the Effective Time shall be as at set forth below:

                     Dale A. Courtney          Chief Executive Officer
                     Raj Mohindra              Vice President
                     Suraj Puri                Chief Technologist
                     Patricia M. Hollister     Vice President
                     Benno G. Sand             Secretary
                     Luke R. Komarek           General Counsel

          Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

    2.01.  Effect on Capital Stock. Subject to the other provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, YieldUP, Sub or the holder of any shares of the following securities:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall remain outstanding as one share of common stock of the Surviving Corporation and shall not be converted into any other securities or cash pursuant to the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the effectiveness of the Merger. No stock of Sub will be issued pursuant to the Merger.

          (b) YieldUP Common Stock. Each issued and outstanding share of YieldUP Common Stock (other than Dissenting Shares (as defined in Section 2.01(f) hereof) and shares of


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YieldUP Common Stock held of record by Parent, Sub, or YieldUP or any other direct or indirect subsidiary of Parent or YieldUP immediately prior to the Effective Time) shall be automatically converted into and become the right to receive (i) .1567 of one share of Parent Common Stock (the "Share Consideration"), and (ii) cash in the amount of $.7313 (the "Cash Consideration" and, together with the Share Consideration, the "Merger Consideration"). At the Effective Time, each share of YieldUP Common Stock held of record by Parent, Sub, or YieldUP or any direct or indirect subsidiary of Parent or YieldUP shall be canceled and cease to exist, and no payment shall be made with respect thereto.

          (c) Fractional Shares. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. Each fractional share of Parent Common Stock which a holder of YieldUP Common Stock would otherwise be entitled to receive (after aggregating all shares of Parent Common Stock to be received by such holder) shall be automatically converted into the right to receive, after the later of the Effective Time or the surrender of such stockholder's Certificate or Certificates (as defined in Section 2.01(d) hereof), from Parent, an amount in cash in lieu of such fractional share of Parent Common Stock equal to the product of such fraction multiplied by $1.8806 (rounded up or down to the nearest $.01). Parent will make available to the Exchange Agent (as defined in
Section 2.02 hereof) the cash necessary for the purpose of paying for fractional shares.

          (d) Parent Stock. All shares of Parent Common Stock into which the shares of YieldUP Common Stock are converted shall be fully paid and nonassessable and will have Parent Rights attached thereto in accordance with the Parent Rights Agreement (as such terms are defined in Section 4.02(a) hereof). All shares of YieldUP Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of YieldUP Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.02 hereof, without interest.

          (e) YieldUP Stock Options and Warrants. At the Effective Time, (i) all outstanding options to purchase YieldUP Common Stock (the "YieldUP Options") under the YieldUP 1995 Stock Option Plan (the "Prior Plan"), the YieldUP 1995 Stock Option Plan (the "YieldUP Stock Option Plan") and the YieldUP 1995 Outside Directors Stock Option Plan (the "YieldUP Directors Plan" and, together with the Prior Plan and the YieldUP Stock Option Plan, the "YieldUP Option Plans") will become options to purchase Parent Common Stock in accordance with Section 6.10 hereof and (ii) each outstanding warrant to acquire shares of YieldUP Common Stock will become a warrant to acquire shares of Parent Common Stock and cash, in accordance with Section 6.10 hereof.

          (f) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of YieldUP Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall



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not be converted pursuant to this Article II, but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of YieldUP Common Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such Dissenting Shares shall be converted into and represent only the right to receive, the Merger Consideration (and cash in lieu of fractional shares in accordance with Section 2.01(c) hereof). YieldUP shall give Parent (i) prompt notice of any written demands for appraisal of any shares of YieldUP Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by YieldUP relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. YieldUP shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.


          (g) Adjustments. The Share Consideration and Cash Consideration shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Parent Rights under the Parent Rights Agreement) in Parent Common Stock or YieldUP Common Stock following the date of this Agreement.



    2.02.  Exchange of Certificates.

          (a) Parent shall authorize Harris Trust and Savings Bank, or such other firm as is reasonably acceptable to YieldUP, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Parent Common Stock to which the holders of YieldUP Common Stock are entitled pursuant to this Article II, together with cash sufficient to cover the aggregate Cash Consideration to be paid to holders of YieldUP Common Stock and to pay for fractional shares then known to Parent (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Parent, deliver the number of shares of Parent Common Stock and pay the amounts of cash provided for in this Article II out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent shall be provided by Parent and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Parent and YieldUP prior to the Effective Time.

          (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each recordholder of the YieldUP Common Stock (except with respect to Dissenting Shares and shares held by Parent, Sub, and YieldUP) who, as of the Effective Time was a holder of a Certificate, a letter of transmittal (satisfactory in form and substance to Parent) and instructions for its use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate,




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together with a letter of transmittal duly executed and properly completed, the holder of the Certificate shall be entitled to receive in exchange therefore (i) shares of Parent Common Stock and cash to which that holder of YieldUP Common Stock is entitled under Section 2.01(b) hereof (with such cash amount being rounded up or down to the nearest $.01), and (ii) as to any fractional share, a check representing the cash amount to which the holder is entitled under Section 2.01(c), and the Certificate so surrendered shall be marked "cancelled". No interest will be paid or accrued on any Cash Consideration or any cash in lieu of fractional shares payable upon surrender of the Certificate. Parent shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Parent shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by Parent otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or a check representing the Cash Consideration or any cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.02, each Certificate (other than Certificates representing treasury shares of YieldUP) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence only the right to receive the cash and Parent Common Stock into which such shares of YieldUP Common Stock shall have been so converted. No dividends that are otherwise payable on Parent Common Stock will be paid to persons entitled to receive Parent Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Parent Common Stock shall be issued any dividends on such Parent Common Stock that shall have a record date and payment date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of YieldUP Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.


          (c) In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.01 hereof and in accordance with Section 167 of the Delaware Law, to deliver to Parent a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against the Exchange Agent, Parent, or Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.


          (d) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of YieldUP Common Stock that were outstanding



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

immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.01 hereof. After the Effective Time, the shares of YieldUP Common Stock shall be delisted from the Nasdaq Small Cap Market.


          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of YieldUP for one year after the Effective Time shall be returned to Parent, upon demand, and any holder of YieldUP Common Stock who has not theretofore complied with Section 2.02(b) hereof shall thereafter look only to Parent for issuance of the Merger Consideration to which such holder has become entitled pursuant to Section 2.01 hereof; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of YieldUP Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF YIELDUP

    YieldUP represents and warrants to Parent and Sub that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by YieldUP to Parent on or before the date of this Agreement (the "YieldUP Disclosure Schedule"). The YieldUP Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III. As used with respect to YieldUP or Parent, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all changes or effects that have occurred before the determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on the business, operations, assets (including intangible assets), financial condition or results of operations of the party and its subsidiaries taken as a whole; provided, however, any disruption of customer or supplier relationships of a party arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to the announcement of this Agreement or the transactions contemplated hereby shall not be considered when determining if a Material Adverse Effect has occurred.


    3.01. Organization of YieldUP. YieldUP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. YieldUP has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by YieldUP. YieldUP is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on YieldUP. YieldUP has delivered a true and correct copy of its Certificate of Incorporation and By-Laws, each as amended to date, to Parent.


    3.02. Company Capital Structure. The authorized capital stock of YieldUP consists of (i) 22,229,927 shares of YieldUP Common Stock (including 2,229,927 shares of Class A

Common Stock), of which, as of the close of business on January 15, 1999, 8,256,476 shares were issued and outstanding (including 1,364,497 shares of Class A Common Stock), and (ii) 5,000,000 shares of Preferred Stock which are divisible into such classes and series, with such designations, voting rights, and other rights and preferences, as the Board of Directors of YieldUP (the "Board of Directors") may from time to time determine, of which, on the date hereof, there are no shares issued and outstanding and, except for 2,400 shares designated as Series A Convertible Preferred Stock, par value $.001 per share, no shares have been designated by the Board of Directors as to classes or series. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or By-Laws of YieldUP or any agreement to which YieldUP is a party or by which it is bound. As of the date hereof, YieldUP has reserved 1,284,465 shares of Common Stock for issuance to employees, directors, and consultants pursuant to the YieldUP Option Plans, of which 1,048,768 shares are subject to outstanding, unexercised options (the "YieldUP Options"). Schedule 3.02 of the YieldUP Disclosure Schedule sets forth for each outstanding YieldUP Option the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the vesting schedule of such option, whether or not such option qualifies as an incentive stock option and, if the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Such list also describes any repricing of options which has taken place since YieldUP's incorporation. Except for the YieldUP Options and warrants to purchase, under warrant agreements described in Schedule 3.02 of the YieldUP Disclosure Schedule (the "Warrant Agreements"), an aggregate of not more than 4,157,860 shares of YieldUP Common Stock, there are no options, warrants, calls, rights, commitments, or agreements of any character to which YieldUP is a party or by which it is bound obligating YieldUP to issue, deliver, sell, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any shares of capital stock of YieldUP or obligating YieldUP to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment, or agreement. Except as set forth in the YieldUP Disclosure Schedule, no adjustments to the purchase price, number or type of securities purchasable, or other terms of the Warrant Agreements or the warrants thereunder have been made or have been required to be made since the initial effective date of such Warrant Agreements or warrants. Except as set forth in the YieldUP Disclosure Schedule, YieldUP is not a party to and is not aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of YieldUP or any agreement, arrangement or understanding providing for registration rights with respect to any shares of capital stock of YieldUP.

    3.03. Subsidiaries. YieldUP does not have and has never had any subsidiaries and does not otherwise own and, except as set forth in the YieldUP Disclosure Schedule, has never otherwise owned any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity (excluding any securities in any publicly traded company held for investment by YieldUP and comprising less than one percent of the outstanding stock of such company).

    3.04. Authority. YieldUP has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of YieldUP, subject only to the approval of the Merger by YieldUP's stockholders as contemplated by Section 6.04 hereof. This Agreement has been duly executed and delivered by YieldUP and constitutes the valid and binding obligation of YieldUP, enforceable against YieldUP in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity. Except as set forth in the YieldUP Disclosure Schedule, the execution and delivery of this Agreement by YieldUP does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-Laws of YieldUP, (ii) any YieldUP Material Contract (as defined in Section 3.14) or any YieldUP Authorization (as defined in Section 3.16) or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to YieldUP or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to YieldUP in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Minnesota, (ii) filings in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of the Proxy Statement (as defined in Section 3.30 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
(iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.


    3.05.  SEC Filings; Financial Statements.

          (a) YieldUP has filed and made available to Parent all forms, reports, and documents required to be filed by YieldUP with the SEC since January 1, 1996 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (all such forms, reports, and documents, including any such forms, reports, and documents filed with the SEC after the date hereof, being collectively called the "YieldUP SEC Reports" and individually called a "YieldUP SEC Report"). The YieldUP SEC Reports (i) at the time filed, with respect to all of the YieldUP SEC Reports other than registration statements filed under the Securities Act of 1933, as amended (the "Securities Act"), or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied, and any YieldUP SEC Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, and any YieldUP SEC Reports filed after the date hereof will not, at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such YieldUP

SEC Reports or necessary in order to make the statements in such YieldUP SEC Reports, in the light of the circumstances under which they were made, not misleading. Since January 1, 1996, YieldUP has filed in a timely manner all forms, reports, and documents that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.


          (b) Each of the financial statements (including, in each case, any related notes) contained in the YieldUP SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly presented, or will fairly present, the financial position of YieldUP at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and the absence of complete footnote disclosure. YieldUP has provided Parent with YieldUP's unaudited financial statements as of and for the period ended December 31, 1998; such financial statements, including any related notes, are set forth in Schedule 3.05(b) of the YieldUP Disclosure Schedule (the "Unaudited Statements"). The Unaudited Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect to financial statements included in a report on Form 10-KSB, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the consolidated financial statements of YieldUP contained in the YieldUP SEC Reports (except as may be indicated in the notes to the Unaudited Statements or as permitted by Form 10-KSB of the SEC) and fairly present the financial position of YieldUP at the date and the results of its operations and cash flows for the period indicated, except that the Unaudited Statements do not contain a statement of changes in cash flow and for the absence of complete footnote disclosure. The unaudited balance sheet of YieldUP as of December 31, 1998 is referred to herein as the "YieldUP Balance Sheet."

     3.06. Inventory. All inventories reflected on the YieldUP Balance
Sheet and all inventories that have been acquired or produced since the date of the YieldUP Balance Sheet are stated in accordance with generally accepted accounting principles at the lower of cost or market. All raw materials, finished goods, parts, and work-in-progress inventories are of a quality and quantity usable by YieldUP in the ordinary course of its business, except for obsolete items, all of which have been written down on YieldUP's books of account to net realizable value or have been provided for by adequate reserves. All finished goods inventories reflected on the YieldUP Balance Sheet and all such inventories held on the date hereof and on the Closing Date are or are reasonably expected to be saleable in the ordinary course of YieldUP's business, net of reserves. Except as set forth in the YieldUP Disclosure Schedule, all inventories of YieldUP as of the date hereof are located at YieldUP's headquarters in Mountain View, California or at YieldUP's off-site storage facility located in Mountain View, California.

     3.07. No Undisclosed Liabilities. Except as set forth in the YieldUP Disclosure Schedule, YieldUP does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in YieldUP Balance Sheet, (ii) have not been specifically described in this Agreement, or (iii) are not normal or recurring liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practices.

    3.08. No Changes.

          (a) Except as set forth in the YieldUP Disclosure Schedule, since the date of the YieldUP Balance Sheet there has not been, occurred or arisen any:

              (i) destruction or loss of any material assets of YieldUP (whether or not covered by insurance); or

              (ii) the commencement, notice, or threat of commencement of any domestic or foreign governmental proceeding against or investigation of YieldUP or its affairs.

          (b) Except as set forth in the YieldUP Disclosure Schedule, since the date of YieldUP Balance Sheet through the date of this Agreement YieldUP has not:

              (i) entered into any transaction except in the ordinary course of business as conducted on the date of YieldUP Balance Sheet;

              (ii) amended or changed the Certificate of Incorporation or By-Laws of YieldUP;

              (iii) made capital expenditures exceeding $25,000 individually or $100,000 in the aggregate;

              (iv) changed its accounting methods or practices (including any change in depreciation or amortization policies or rates);

              (v)    revalued any of its assets;

              (vi) declared, set aside, or paid a dividend or other distribution with respect to the shares of YieldUP, or any direct or indirect redemption, purchase, or other acquisition by YieldUP of any of its shares of capital stock;

              (vii) increased the salary or other compensation (including stock-based compensation) payable or to become payable by YieldUP to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by YieldUP, of a bonus or other additional salary or compensation to any such person;

              (viii) acquired, sold, or transferred any asset of YieldUP other than in the ordinary course of business and consistent with past practices;

              (ix) made a loan to any person or entity, or guaranty by YieldUP of any loan, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices;

              (x) amended or terminated any contract, agreement or license of the type referred to in Section 3.14(a)-(q) to which YieldUP is a party, except for any amendments required by law or contemplated by this Agreement;

              (xi) waived or released any material right or claim of YieldUP, including any write-off or other compromise of any account receivable of YieldUP;

              (xii) issued or sold any of its shares of capital stock or any other of its securities, except for options granted under YieldUP Option Plans and as disclosed in Schedule 3.02 of the YieldUP Disclosure Schedule and except for issuance or sales as a result of exercises of stock options granted under YieldUP Option Plans;

              (xiii) experienced any labor trouble or received a claim of or committed a wrongful discharge or other unlawful labor practice or action;

              (xiv) experienced the termination by a third party or received notice from a third party of the termination of any contract, agreement or license of the type referred to in Section 3.14(a)-(q) to which YieldUP is a party;

              (xv) experienced a loss of services of any YieldUP personnel material to the conduct of the business of YieldUP;

              (xvi) incurred, assumed, or guaranteed any indebtedness for money borrowed other than borrowings incurred for working capital purposes under YieldUP's existing revolving credit facility; or

              (xvii) entered into any negotiations or otherwise agreed to do any of the things described in the preceding clauses (i) through (xv) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    3.09  Taxes.

          (a) Definitions. For the purposes of this Agreement, the following definitions shall apply:

              (i) "Taxes" means any and all federal, state, local and foreign (including without limitation Canadian and provincial) taxes, assessments and other governmental charges, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (ii) "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         (b)  Tax Matters. Except as set forth in Schedule 3.09:

              (i) All Returns required to be filed by or on behalf of YieldUP have been duly filed on a timely basis (taking into account extensions) and such Returns are true, complete and correct in all material respects.

              (ii) YieldUP (A) has paid all Taxes required to be paid in full on a timely basis, and (B) has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

              (iii) To the knowledge of YieldUP, there is no Tax deficiency outstanding or assessed against YieldUP. Further, YieldUP has not received any written notice of a proposed assessment of taxes, or executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which is still in effect. No audit or other examination of any Return of YieldUP is presently in progress, and YieldUP has not been notified of any request for such an audit or other examination. There is not outstanding any power of attorney that is currently in force with respect to any matter relating to Taxes for which YieldUP could be liable.

              (iv) Except for those which have been accrued or reserved against on YieldUP Balance Sheet and those incurred in the ordinary course of business since December 31, 1998, YieldUP does not have any liabilities for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, for or with respect to all periods prior to and including the Closing Date.

              (v) YieldUP has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Further, YieldUP has not ever been a party to a tax sharing or allocation agreement.

              (vi) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of YieldUP.

              (vii) None of the assets of YieldUP are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. YieldUP is not a "consenting corporation" under Section 341(f) of the Code. There is no contract, agreement, plan or arrangement covering any employee or former employee of YieldUP that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. YieldUP has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and the Buyer is not required to withhold tax by reason of Section 1445 of the Code. All transactions that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code have been disclosed in accordance with Section 6662 of the Code. No indebtedness of YieldUP is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. YieldUP is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by YieldUP nor, to the knowledge of YieldUP, has the IRS proposed any such adjustment or change in accounting method.

    3.10. Restrictions on Business Activities. There is no agreement, judgment, injunction, order, or decree binding upon YieldUP which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of YieldUP.

    3.11. Title to Properties; Absence of Permitted Liens and Encumbrances; Condition of Equipment.

          (a) Schedule 3.11(a) of the YieldUP Disclosure Schedule sets forth a true and complete list of all real property owned or leased by YieldUP, and, in the case of leased real property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid, and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which YieldUP has not taken adequate steps to prevent such default from occurring).

          (b) Except as set forth in YieldUP Disclosure Schedule, YieldUP has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances of any kind or character (each a "Lien" and, collectively "Liens"), except (i) liens for current taxes not yet due and payable, (ii) inchoate mechanic's, warehousemen's, materialmen's, or similar liens or rights in the ordinary course of business, (iii) liens, encumbrances, restrictions, encroachments, and easements, all with respect to tangible properties which were not incurred with the borrowing of money or the obtaining of advances or credit and which do not materially detract the value of or materially interfere with the present use of the property subject thereto or effected thereby, or otherwise materially impair present business operations at such properties, and
(iv) existing mortgages, liens, and encumbrances disclosed in the YieldUP Balance Sheet (collectively, "Permitted Liens").

          (c) Schedule 3.11(c) of the YieldUP Disclosure Schedule lists all equipment owned, with either an original purchase price or current book value of $25,000 or more, and leased by YieldUP, reflecting the location of such items and whether they are owned or leased. The equipment owned or leased by YieldUP, taken as a whole, is (i) adequate for the conduct of the business of YieldUP consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition subject to normal wear and tear, (iv) reasonably maintained, and (v) not unreasonably dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

    3.12. Intellectual Property. YieldUP owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, mask works, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used by YieldUP. Schedule 3.12(a) of the YieldUP Disclosure Schedule lists all patents, registered trademarks and service marks, registered copyrights, trade names and any applications therefor, which relate to or are a part of YieldUP's products (the "YieldUP Intellectual Property Rights"), and specifies the jurisdictions in which each such YieldUP Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 3.12(b) includes and specifically identifies all third party patents, trademarks, or copyrights (including software) (the "Third Party Intellectual Property Rights") which to YieldUP's knowledge are incorporated in, or form a part of, any YieldUP product. Schedule 3.12(b) lists (i) any requests YieldUP has received to make any application or registration for patent, copyright, trademark, or servicemark protection of YieldUP or Third Party Intellectual Property Rights, including the identity of the requestor and the item requested to be so applied for or registered, and the jurisdiction for which such request has been made; (ii) all licenses, sublicenses, and other agreements as to which YieldUP is a party and pursuant to which any person is authorized to use any YieldUP Intellectual Property Right or any trade secret of YieldUP; and (iii) all licenses, sublicenses, and other agreements as to which YieldUP is a party and pursuant to which YieldUP is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof (other than non-negotiated licenses of generally available commercial software).

    YieldUP is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 3.12(b). Except as set forth in the YieldUP Disclosure Schedule, no claims with respect to YieldUP Intellectual Property Rights, any trade secret of YieldUP, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction, or distribution of such Third Party Intellectual Rights by or through YieldUP, have been asserted or, to the knowledge of YieldUP, are threatened by any person, nor does YieldUP know of any grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing, or use of any product as now used, sold, or licensed or proposed for use, sale, or license by YieldUP infringes on any copyright, patent, trademark, service mark, or trade secret; (ii) against the use by YieldUP of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in YieldUP's business as currently conducted or as proposed to be conducted by YieldUP; (iii) challenging the ownership, validity, or effectiveness of any of YieldUP Intellectual Property Rights or other trade secret of YieldUP; or
(iv) challenging YieldUP's license or legally enforceable right to use of the Third Party Intellectual Property Rights.

    All registered trademarks, service marks, and copyrights held by YieldUP are valid and subsisting. Except as set forth in the YieldUP Disclosure Schedule, to YieldUP's knowledge, there is no unauthorized use, disclosure, infringement, or misappropriation of any of YieldUP Intellectual Property Rights, any trade secret of YieldUP, or any Third Party Intellectual Property Right to the extent licensed by or through YieldUP, by any third party, including any employee or former employee of YieldUP. Except as set forth in the YieldUP Disclosure Schedule, YieldUP (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights or violation of trade secret or other proprietary right of any third party; (ii) has no knowledge of any basis for any such charge or claim; and (iii) has no knowledge of any infringement liability with respect to, or infringement or violation by, YieldUP of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.


    No YieldUP Intellectual Property Right, trade secret material to YieldUP or, to YieldUP's knowledge, Third Party Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any manner the licensing thereof by YieldUP. YieldUP has not entered into any agreement to indemnify any other person against any charge of infringement of any YieldUP Intellectual Property Right, any trade secret of YieldUP, or any Third Party Intellectual Property Right. Set forth in Schedule 3.12 of the YieldUP Disclosure Schedule is a list of all infringement, noninfringement, validity and invalidity opinions and analyses received or prepared by YieldUP or its agents or representatives regarding YieldUP Intellectual Property Rights or Third Party Intellectual Property Rights. Complete copies of all such opinions and analyses have been provided to Parent.


    3.13. Product Warranties and Claims. All products heretofore sold by YieldUP during the two years preceding the date hereof have been in conformity with all applicable contractual commitments and all express and implied warranties, and YieldUP does not have any liability for replacement or repair of such products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the YieldUP Balance Sheet and to ordinary course customer servicing (consistent with industry practices). To YieldUP's knowledge, the accrual for warranty related expenses as of December 31, 1998 contained in the YieldUP Balance Sheet adequately reflects, and at the Closing Date will adequately reflect, an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by YieldUP prior to such date. Such provision has been established in accordance with generally accepted accounting principles. Except for the matters set forth in the YieldUP Disclosure Schedule, YieldUP has not received any written complaint (that remains unresolved) to the effect that (i) goods sold or services supplied by YieldUP failed to meet the quality standards or warranty obligations applicable to the agreements, contracts, or purchase orders under which such products or services were supplied or (ii) YieldUP failed to meet its obligation to service any products sold or serviced by YieldUP, that if found to be valid would constitute a liability of YieldUP in excess of $25,000 for parts, labor and other related expenses.

    3.14. Agreements, Contracts and Commitments. As of the date of this Agreement, except for Employee Plans (as defined in Section 3.26 hereof), as contemplated by this Agreement or as set forth on the YieldUP Disclosure Schedule, YieldUP does not have and is not a party to the following agreements (or group of related agreements), whether written or oral (collectively, the "YieldUP Material Contracts"):

          (a) any collective bargaining agreement;

          (b) any agreements that contain any unpaid severance liabilities or obligations;

          (c) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (d) any employment or consulting agreement, contract, or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract, or commitment with a firm or other organization not terminable by YieldUP on 30 days' notice without liability except to the extent of applicable local law and/or general principles of wrongful termination law may limit YieldUP's ability to terminate such employees;

          (e) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vested benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (f) any fidelity or surety bond or completion bond;

          (g) any lease of personal property having a value individually in excess of $25,000;

          (h) any agreement of indemnification or guaranty;

          (i) any agreement, contract, or commitment containing any covenant limiting the freedom of YieldUP to engage in any line of business or compete with any person;

          (j) any agreement, contract, or commitment relating to capital expenditures and involving future obligations in excess of $25,000;

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture, or other business enterprise;

          (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

          (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $50,000 or more;

          (n) any construction contracts;

          (o) any distribution, original equipment manufacturing, sales representation, joint marketing, or development agreement;

          (p) any purchase order for the sale of Company products (other than for spare parts) involving $50,000 or more (identified by invoice number, dollar amount and scheduled shipment date); or


          (q) any other agreement, contract, or commitment which involves $25,000 or more and is not cancelable without penalty within thirty (30) days.

    Schedule 3.14(a) of the YieldUP Disclosure Schedule contains a complete and accurate description of any of the above that constitute oral agreements or oral modifications, amendments or interpretations of oral agreements. Except for such breaches or alleged breaches noted in the YieldUP Disclosure Schedule, YieldUP has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any YieldUP Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from YieldUP. Each YieldUP Material Contract is in full force and effect and, except as otherwise disclosed, is not subject to any default thereunder of which YieldUP is aware by any party obligated to YieldUP pursuant thereto. Except as set forth in the YieldUP Disclosure Schedule, no YieldUP Material Contract of the type referred to in Section 3.14(o) contains any grant of exclusive territory.


    3.15. Interested Party Transactions. Except as set forth on the YieldUP Disclosure Schedule or in the YieldUP SEC Reports, no officer, director or stockholder of YieldUP who owns at least 5% of the outstanding YieldUP Common Stock (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that YieldUP furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, YieldUP, any goods or services or (iii) a beneficial interest in any YieldUP Material Contract; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.15.

    3.16. Governmental Authorization. Schedule 3.16 of the YieldUP Disclosure Schedule sets forth an accurate list of each material federal, state, county, local, or foreign governmental consent, license, permit, grant, or other authorization issued to YieldUP by a Governmental Entity (i) pursuant to which YieldUP currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "YieldUP Authorizations"), which YieldUP Authorizations are in full force and effect and constitute all YieldUP Authorizations required to permit YieldUP to operate or conduct its business or hold any interest in its properties.

    3.17. Litigation. Except as disclosed on the YieldUP Disclosure Schedule, there is no action, suit or legal, administrative, arbitration or other proceeding pending, filed, initiated or, to YieldUP's knowledge, threatened by or against YieldUP, its properties or any of its officers or directors, nor, to the knowledge of YieldUP, is there any basis therefor. To the knowledge of YieldUP and except as set forth on the YieldUP Disclosure Schedule, there is no investigation pending or threatened against YieldUP, its properties or any of its officers or directors (nor is there any basis therefor) before or by any Governmental Entity (including the National Association of Securities Dealers, Inc.). No Governmental Entity has at any time challenged or questioned the legal right of YieldUP to manufacture, offer, or sell any of its products in the present manner or style thereof.


    3.18. Accounts Receivable. All accounts receivable of YieldUP shown on the YieldUP Balance Sheet arose in the ordinary course of business at the aggregate amounts thereof, are collectible except to the extent of reserves shown on YieldUP Balance Sheet (and, for accounts arising after December 31, 1998, to an extent consistent with past reserve practices) and are carried at values determined in accordance with generally accepted accounting principles consistently applied on a reasonable basis. None of the accounts receivable of YieldUP is subject to any claim of offset, recoupment, setoff, or counter-claim and, to the knowledge of YieldUP, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No distributor of YieldUP is entitled, contractually or otherwise, to return any YieldUP products that are subject of an account receivable for any full or partial refund or credit. No accounts receivable are contingent upon the performance by YieldUP of any obligation or contract. No person has any Lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such receivables.


    3.19. Bank Accounts; Guaranties; Powers of Attorney. Schedule 3.19 of the YieldUP Disclosure Schedule identifies (i) the name of each bank, financial, or other institution in which YieldUP has an account or safe deposit box or in which any assets of YieldUP are deposited, including with the names of all persons authorized to draw thereon or to have access thereto, (ii) all guaranties, endorsements, or indemnifications by YieldUP of any person, firm or corporation and (iii) the names of all persons holding powers of attorney for YieldUP.

    3.20. Customers. Schedule 3.20 identifies each of YieldUP's customers which accounted for at least five percent of total sales for each of the fiscal years ended December 31, 1996, 1997 and 1998, and sets forth the total dollar volume of goods and services purchased from YieldUP by such customers during each period (each customer named on Schedule 3.20, a "Significant Customer"). YieldUP has not been notified that any customer that was a Significant Customer in 1998 has terminated its relationship with YieldUP or intends not do business with YieldUP.

    3.21. uppliers. Schedule 3.21 of the YieldUP Disclosure Schedule identifies each of YieldUP's suppliers which accounted for at least five percent of total goods and services purchased by YieldUP for each of the fiscal years ended December 31, 1996, 1997 and 1998, and sets forth the total dollar volume of goods and services purchased by YieldUP from such suppliers during each period (each supplier named on Schedule 3.21, a "Significant Supplier"). YieldUP has not been notified, that any supplier that was a Significant Supplier in 1998 has terminated its relationship with YieldUP or intends not do business with YieldUP.

    3.22. Minute Books. Except as set forth on the YieldUP Disclosure Schedule, the minute books of YieldUP made available to counsel for Parent contain complete and accurate minutes of all meetings or actions by written consent of directors and shareholders of YieldUP since the time of incorporation of YieldUP, and reflect all transactions referred to in such minutes accurately.

    3.23.  Environmental Matters.

           (a) YieldUP is in compliance as of the date hereof with (and have been at all times prior to the date hereof in compliance with) all laws, rules, regulations, orders, ordinances, judgments, decrees and other legal requirements relating to pollution or the protection of human health or the environment (the "Environmental Laws").

           (b) YieldUP possesses and is in compliance with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct its business. YieldUP has delivered to Parent correct and complete copies of all such permits, licenses, certificates, franchises and other authorizations.

           (c) Except as authorized by a YieldUP Authorization, the operations of YieldUP have not resulted in any release of Hazardous Substances (as defined below) on any real property that has ever been owned, leased or otherwise operated by YieldUP.

           (d) To the knowledge of YieldUP, there are not present in, on or under any real property that has ever been owned, leased or otherwise operated by YieldUP any Hazardous Substances (as defined below) in such form or quantities so as to create any liability or obligation under any Environmental Law or any other liability for YieldUP. To the knowledge of YieldUP, YieldUP has no liability or potential liability under any Environmental Law with respect to the disposal of any Hazardous Substances, whether at any property owned or leased by the Seller or at any other location.

          (e) There are no Environmental Claims (as defined below) pending or, to the knowledge of YieldUP, threatened against YieldUP. There are no past or present actions, activities, circumstances, conditions, events or incidents, that could form the basis of any Environmental Claim against YieldUP or against any person or entity whose liability for such Environmental Claim YieldUP has or may have retained or assumed either contractually or by operation of law.

           (f) Consummation of the transactions contemplated by this Agreement will not constitute or result in a violation of any Environmental Law.

           (g) (i) There is no asbestos contained in or forming a part of any building or structure on real property owned or leased by YieldUP that could result in any material liability for YieldUP or that could have a material adverse effect on the value or marketability of such building or structure; (ii) no polychlorinated biphenyls are used or stored at any real property owned or leased by YieldUP or contained in any personal property owned, leased or operated by YieldUP; (iii) YieldUP does not own or operate (and has never owned or operated) any underground storage tanks regulated under the Environmental Laws, and (iv) to the knowledge of YieldUP, no aboveground or underground storage tanks regulated under the Environmental Laws are located on (or have ever been located on) any real property owned or leased by YieldUP.

         (h) YieldUP has not at any time transported to, or disposed of in, any landfill or other facility any Hazardous Materials, which transportation or disposal (under laws presently applicable to the landfill or other facility) could result in any material liability for YieldUP.

         (i) As used in this Section 3.23, the following terms shall have the following meanings:

              (i) "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by any Environmental Law or defined or designated as hazardous, extremely hazardous or toxic under any Environmental Law.

              (ii) "Environmental Claim" means any notice by a person or entity alleging potential liability (including, without limitation, potential liability for any investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (1) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by YieldUP or (2) circumstances forming the basis of a violation, or alleged violation, of any Environmental Law.

    3.24. Brokers' and Finders' Fees. Except as disclosed on the YieldUP Disclosure Schedule with respect to Needham & Company, Incorporated, YieldUP has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.25. Labor Matters. Schedule 3.25 of the YieldUP Disclosure Schedule lists all current officers and management level employees of YieldUP (and their respective titles). Except as set forth in the YieldUP Disclosure Schedule, there are no material pending claims against YieldUP under any workers compensation plan or policy or for short term or long term disability. YieldUP has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees or qualified beneficiaries thereunder, except as set forth in the YieldUP Disclosure Schedule. YieldUP has not given to or received from any current employee of YieldUP notice of termination of employment. There is no collective bargaining unit representing any of YieldUP's employees. To the knowledge of YieldUP, no petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees by a labor organization, nor to the knowledge of YieldUP is there at present any solicitation or campaign by any labor organization or employee for the representation of YieldUP's employees by a labor organization.

    3.26. Employee Benefit Plans.

          (a) Schedule 3.26(a) of the YieldUP Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, programs, or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of YieldUP or any trade or business (whether or not incorporated) which is a member or which is under common control with YieldUP (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, or any subsidiary of YieldUP under which YieldUP or an ERISA Affiliate has or could have any obligations or liability (together, the "Employee Plans").

          (b) Except as disclosed on the YieldUP Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code, except for the adoption of certain amendments to conform to changes made by recent legislation provided that the time period for adopting such amendments has not yet expired), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and YieldUP has performed all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans; (iii) no Employee Plan is or within the prior six years has been subject to, and YieldUP has not incurred, and does not expect to incur, any liability under, Title IV of ERISA or Section 412 of the Code; and (iv) neither YieldUP, any ERISA Affiliate nor any Employee Plan is subject to any excise tax or any similar tax or penalty under the Code or ERISA.

          (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Employee Plan: (i) any act or omission by YieldUP constituting a violation of Section 402, 403, 404 or 405 of ERISA; (ii) any act or omission by YieldUP which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code; (iii) any act or omission by YieldUP constituting a violation of Section 503, 510 or 511 of ERISA; or (iv) any act or omission by YieldUP which could give rise to liability under Section 502 of ERISA.

          (d) Each Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums, or other payments due from YieldUP to (or under) any such Employee Plan have been fully paid or are adequately provided for on the YieldUP Balance Sheet. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. Except as set forth in the YieldUP Disclosure Schedule, there has been no amendment, written interpretation, or announcement (whether or not written) by YieldUP with respect to, or change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently-ended fiscal year.

          (e) YieldUP has made available to Parent complete, accurate and current copies of all Employee Plans and all amendments, documents, correspondence and filings relating thereto, including but not limited to any statements, filings, reports, or returns filed with any Governmental Entity with respect to the Employee Plans.

    3.27. Insurance. Schedule 3.27 of the YieldUP Disclosure Schedule sets forth an accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, and directors of YieldUP. There is no claim by YieldUP pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and YieldUP is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To YieldUP's knowledge, such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of YieldUP. YieldUP has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

    3.28. Compliance With Laws. YieldUP has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business.

    3.29. Third Party Consents. Except as set forth in the YieldUP Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

    3.30. Registration Statements; Proxy Statement. The information concerning YieldUP supplied by YieldUP for inclusion in the Registration Statement (as defined in Section 4.08) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information concerning YieldUP supplied by YieldUP for inclusion in the proxy statement/prospectus to be sent to the stockholders of YieldUP in connection with the meeting of YieldUP's stockholders to consider the Merger and this Agreement (the "YieldUP Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement,") shall not, on the date the Proxy Statement is first mailed to YieldUP's stockholders, at the time of YieldUP Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for YieldUP Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to YieldUP or any of its affiliates, officers or directors should be discovered by YieldUP which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, YieldUP shall promptly inform Parent and Sub. Notwithstanding the foregoing, YieldUP makes no representation or warranty with respect to any information concerning Parent or Sub supplied by Parent or Sub which is contained in any of the foregoing documents.


    3.31. Complete Copies of Materials. All documents made available to Parent or its counsel in connection with their legal and accounting review of YieldUP are true and complete copies thereof.

    3.32. Year 2000. The YieldUP SEC Reports describe the efforts undertaken to date by YieldUP with a view to assuring that its business is Millennium Compliant (as hereinafter defined) prior to December 31, 1999. YieldUP has no reason to believe that YieldUP is not Millennium Compliant. YieldUP has not received notice from any Significant Customer or Supplier indicating that such customer or supplier will not be Millennium Compliant and experience problems related thereto that could have a Material Adverse Effect on YieldUP. "Millennium Compliant" means that all software, hardware and associated devices material to the conduct of a company's business will operate without error relating to date data, including but not limited to any error relating to or product of date data which represents references to different centuries or more than one century or utilizes a four digit year code or format.


    3.33. Opinion of Financial Advisor. The financial advisor of YieldUP, Needham & Company, Incorporated, has delivered to the Board of Directors of YieldUP an opinion dated the date of this Agreement that, from a financial point of view, the consideration to be offered to the stockholders of YieldUP in the Merger contemplated hereby is fair.

    3.34. Voting Agreements. YieldUP has delivered to Parent an Agreement (the "YieldUP Affiliate Agreement"), in substantially the form of Exhibit 3.34(a) hereto, from, and executed by, each of Raj Mohindra and Suraj Puri and any entity controlled thereby (each a "YieldUP Affiliate"), by which each YieldUP Affiliate agrees, among other things, (i) to vote any shares of YieldUP Common Stock for which they have voting power in favor of the Merger in any stockholder vote to obtain approval to proceed with the Merger, (ii) to not sell or otherwise dispose of any shares of Parent Common Stock for a period of 180 days after the Effective Time and (iii) in the event such YieldUP Affiliate is a representative of an institution that holds any shares of YieldUP Common Stock, to use his or her best efforts to ensure that such institutions comply with the terms and conditions of such YieldUP Affiliate Agreement. In addition, YieldUP will deliver to Parent prior to the Closing an agreement, substantially in the form of Exhibit 3.34(b) hereto, from, and executed by, each officer and director of YieldUP, by which such person agrees to comply with the applicable requirements of Rule 145 promulgated under the Securities Act.

    3.35 Disclosure No representation or warranty of YieldUP in this Agreement or any document, exhibit, statement, certificate, or schedule furnished or to be furnished to the Parent pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit any material fact necessary to make the statements therein not misleading.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to YieldUP that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by Parent to YieldUP on or before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.


    4.01. Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. Parent has delivered a true and correct copy of the Articles of Incorporation and By-Laws of Parent and the Articles of Incorporation and By-Laws of Sub, each as amended to date, to YieldUP.

    4.02.  Capital Structure.

          (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which, as of the close of business on January 19, 1999, 23,229,905 shares were issued and outstanding, and 10,000,000 shares of Preferred Stock, no par value, none of which, as of the date hereof, is issued and outstanding. All of the issued and outstanding shares of capital stock of Parent and its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which Parent or any subsidiary is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Parent or any subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 2,345,695 shares (as of the date hereof) of Parent Common Stock, (ii) shares of Parent Common Stock issuable in accordance with Parent's Employee Stock Purchase Plan, (iii) up to 100,000 shares of Parent Common Stock issuable under a warrant agreement between Parent and Aspect, Inc., and (iv) the Rights Agreement dated as of May 22, 1997 between Parent and Harris Trust and Savings Bank, as amended (the "Parent Rights Agreement"), under which each outstanding share of Parent Common Stock has attached to it certain rights (the "Parent Rights"), including rights under certain circumstances to purchase one one-hundredth of a share of Parent Series A Junior Participating Preferred Shares at $90 per share, subject to adjustment. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Parent or any of its subsidiaries. Except as set forth in the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each subsidiary, free and clear of all liens, security interests, pledges, charges, and other encumbrances. There are no voting trusts or other agreements or understandings to which Parent or any of its subsidiaries is a party or of which Parent otherwise has knowledge with respect to the voting of the capital stock of Parent or its subsidiaries.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, the Merger Agreement, and the applicable provisions of Delaware Law will be duly authorized, validly issued, fully paid, and nonassessable.

    4.03. Authority. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub enforceable against Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity. Except as set forth in the Parent Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, except in the case of (ii) above, for such conflicts, violations, breaches, defaults, rights, or losses which would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Sub from performing its respective obligations under this Agreement, and which would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries, taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent or Sub of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Secretary of State of the State of Delaware, (ii) filings in connection, or in compliance, with the provisions of the HSR Act, (iii) the filing of the Registration Statement and Proxy Statement with the SEC, the filing of a Form 8-K with the SEC after the Closing Date, or any filings as may be required under applicable state securities laws and the laws of any foreign country, and (v) where failure to obtain such consents, approvals, orders, authorizations, registrations, or declarations, or to make such filings, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Sub from performing its respective obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

    4.04. SEC Filings; Financial Statements.

          (a) Parent has filed and made available to YieldUP all forms, reports, and documents required to be filed by Parent with the SEC since August 27, 1995 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein)(all such forms, reports, and documents, including any such forms, reports, and documents filed with the SEC after the date hereof, being collectively called the "Parent SEC Reports" and individually called a "Parent SEC Report"). The Parent SEC Reports (i) at the time filed, with respect to all of the Parent SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied, and any Parent SEC Report filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, and any Parent SEC Report filed after the date hereof will not, at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Since August 27, 1995, Parent has filed in a timely manner all forms, reports, and documents that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC. None of Parent's subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports at the time filed or at the time of their respective effective date, as the case may be, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented, or will fairly present, the consolidated financial position of Parent and its subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     4.05. No Material Adverse Change. Except as disclosed in the Parent SEC Reports or in the Parent Disclosure Schedule, from the date of the balance sheet included in the Parent's most recently filed report on Form 10-Q through the date of this Agreement, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets, or business of Parent and its subsidiaries, taken as a whole; (b) any amendments or changes in the Articles of Incorporation or By-Laws of Parent; (c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent and its subsidiaries, taken as a whole; (d) any sale of a material amount of property of Parent, except in the ordinary course of business; or (e) any adverse change of a character that would be required to be disclosed in the next Form 10-Q or Form 10-K required to be filed by Parent.

     4.06. Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending, or as to which Parent has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion, against Parent which in any manner challenges or seeks to prevent, enjoin, alter, or materially delay any of the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Reports or in the Parent Disclosure Schedule, there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against Parent, which is reasonably likely to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     4.07. Brokers' and Finders' Fees. Except for the fee of Lehman Brothers, Inc., Parent's financial adviser, Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

     4.08. Registration Statement; Proxy Statement. Subject to the accuracy of the representations of YieldUP made in Section 3.30, the Registration Statement on Form S-4 pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning Parent and Sub supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to YieldUP's stockholders, at the time of YieldUP Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for YieldUP Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement,

Parent or Sub will promptly inform YieldUP. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information concerning YieldUP supplied by YieldUP which is contained in any of the foregoing documents.

     4.09. Ownership and Interim Operations of Sub. All outstanding capital stock of Sub is owned by Parent and Parent is in control of Sub within the meaning of Section 368(e) of the Code. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.


                                    ARTICLE V


                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     5.01. Conduct of Business of YieldUP. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, YieldUP agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact YieldUP's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with YieldUP. YieldUP shall promptly notify Parent of any event or occurrence not in the ordinary course of business of YieldUP, and of any event which could have a Material Adverse Effect on YieldUP. Except as expressly contemplated by this Agreement or as described in YieldUP Disclosure Schedules, YieldUP shall not, without the prior written consent of Parent:

           (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under YieldUP Option Plans or authorize cash payments in exchange for any options granted under any of such Plans;

           (b) Enter into any commitment or transaction (i) which requires performance over a period longer than six months in duration except transactions in the ordinary course of business, or (ii) to purchase fixed assets for an aggregate purchase price in excess of $50,000 through April 30, 1999, or in excess of $10,000 per month thereafter;

           (c) Grant any severance or termination pay to (i) any director or officer or (ii) to any other employee in excess of an amount equaling one month's pay to such individual (provided, however, that severance or termination pay shall not be granted by YieldUP without Parent's written approval to more than five such employees), except payments made pursuant to written agreements outstanding on the date hereof and as disclosed on Schedule 3.14 of the YieldUP Disclosure Schedules.

           (d) Transfer, sell, or license to any person or entity any rights to or interest in YieldUP Intellectual Property Rights, except in compliance with existing agreements (which agreements are listed in Schedule 3.14 of the YieldUP Disclosure Schedules) or in the ordinary course of business in connection with product sales;

           (e) Enter into, extend, modify or enlarge the rights of the other party under any distribution, original equipment manufacturer, sales representative, license, or other similar agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of YieldUP;

           (f) Violate any of the YieldUP Material Contracts in such a manner as would permit any other party thereto to cancel or terminate the same or entitle any other party to seek damages from YieldUP, or amend or otherwise modify the terms of any such YieldUP Material Contract in any manner that would be materially adverse to the interests of YieldUP.

           (g) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where YieldUP in good faith determines that failure to commence suit could reasonably result in the material impairment of a valuable aspect of YieldUP's business, provided that YieldUP consults with Parent prior to the filing of such a suit, or (iii) for a breach of or to enforce this Agreement;

           (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of YieldUP, or repurchase or otherwise acquire, directly or indirectly, any shares of YieldUP's Common Stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to YieldUP;

           (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than grants of stock options pursuant to the YieldUP Option Plans and the issuance of shares of YieldUP Common Stock pursuant to the exercise of YieldUP Options therefor outstanding as of the date of this Agreement;

           (j) Cause or permit any amendments to its Certificate of Incorporation or By-Laws;

           (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of YieldUP;

           (l) Sell, lease, license, or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

           (m) Incur any indebtedness for borrowed money other than debt incurred under YieldUP's existing line of credit and in amounts and on terms consistent with past practice, or guarantee any such indebtedness or issue or sell any debt securities of YieldUP or guarantee any debt securities of others;

           (n) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as required to comply with applicable law or to maintain the qualified status of any plan under the Code, and except for annual wage increases for employees that do not, in the aggregate, exceed five percent of 1998 base compensation for all such employees and, individually, do not exceed five percent of 1998 base compensation in the case of any officer;

           (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or change any accounting methods or practices;

           (p) Pay, discharge, or satisfy in an amount in excess of $25,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the YieldUP Financial Statements (or the notes thereto);

           (q) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Return or any amendment to a Return (other than in the ordinary course of business), enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

           (r) Waive or release any right or claim of YieldUP, including any write-off or other compromise of any account receivable of YieldUP, other than in the ordinary course of business and in an amount not in excess of $10,000 per amount or right or claim or $100,000 in the aggregate;

           (s) Enter into any contract, agreement, or license of the type referred to in Section 3.14(a)-(q) other than customer contracts or contracts for the purchase of supplies and services and the sale of products and services entered into in the ordinary course of business; or

           (t) Take, or agree to take, any of the actions described in Sections 4.1(a) through (s) above, or any action which would make any of the representations or warranties of

YieldUP contained in this Agreement materially untrue or incorrect or prevent YieldUP from performing or cause YieldUP not to perform its covenants hereunder.

    5.02. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and YieldUP shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby.



                                   ARTICLE VI


                       ADDITIONAL AGREEMENTS AND COVENANTS


    6.01. No Solicitation.


          (a) YieldUP shall not directly or indirectly, through any officer, director, employee, representative, or agent thereof, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer), or similar transaction involving YieldUP other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent YieldUP or its Board of Directors, from (x) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders, if and only to the extent that
(A) the Board of Directors determines in good faith after consultation with outside legal counsel that failure to provide such non-public information would be in breach of their fiduciary duties and the Board of Directors believes in good faith, after consultation with their financial advisor, that such Acquisition Proposal is bona fide and is, from a financial point of view, more favorable to the stockholders of YieldUP than the Merger and (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality and Nondisclosure Agreement dated November 18, 1998 between Parent and YieldUP (the "Confidentiality Agreement") or (y) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.


          (b) YieldUP shall notify Parent immediately (and no later than 24 hours) after receipt by YieldUP (or its advisors), of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person or entity that informs YieldUP that it is considering making, or has made, an Acquisition Proposal. Such notice by YieldUP shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact.


          (c) YieldUP shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any person conducted previously with respect to any Acquisition Proposal, and will promptly request that each such person return or destroy all confidential information previously produced to that person by YieldUP or its advisors or representatives.


    6.02. Proxy Statement; Registration Statement.


          (a) As promptly as practicable after the execution of this Agreement, Parent and YieldUP shall prepare and file with the SEC the Proxy Statement to be sent to the stockholders of YieldUP in connection with the YieldUP Stockholders' Meeting and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 pursuant to which the shares of Parent Common Stock to be issued as a result of the Merger will be registered with the SEC, in which the Proxy Statement will be included as a prospectus. Parent and YieldUP shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of YieldUP in favor of this Agreement and the Merger provided that the Board of Directors of YieldUP may withdraw such recommendation if such Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. Parent and YieldUP shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.


          (b) YieldUP shall take such action as may be necessary to cause the representation set forth in Section 3.30 hereof to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.


          (c) Parent shall take such action as may be necessary to cause the representation set forth in Section 4.08 hereof to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.


    6.03. Access to Information. Upon reasonable notice and to the extent permitted under applicable law and the provisions of agreements to which Parent or YieldUP, as the case may be, is a party, YieldUP and Parent shall each afford to the officers, employees, accountants, counsel, and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of YieldUP and Parent shall furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request.

Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.


    6.04. YieldUP Stockholders' Meeting. YieldUP shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The YieldUP Stockholders' Meeting shall be held to vote on the Merger and this Agreement whether or not the Board of Directors determines that any time after the date of this Agreement that this Agreement is no longer advisable. Subject to Section 6.02(a) hereof, YieldUP will, through its Board of Directors, recommend to its stockholders approval of such matters and will use its best efforts to hold such meeting as soon as practicable after the date hereof. YieldUP shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters as long as the recommendation of the Board of Directors remains in effect.


    6.05. Legal Conditions to Merger. Each of Parent and YieldUP will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Parent and YieldUP will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Parent, YieldUP in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Nothing in this Section 6.05, however, shall require Parent, in connection with the receipt of any regulatory approval, to agree to (i) sell or agree to sell, discontinue, or limit, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of YieldUP, Parent or any of their respective affiliates or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses that, in either case, is reasonably likely to materially and adversely impact the economic or business benefits of the parties to the transactions contemplated hereby.


    6.06. Payment of Taxes.

          (a) YieldUP shall pay prior to the Effective Time (i) all Taxes required to be paid by YieldUP prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

          (b) Parent shall pay prior to the Effective Time (i) all Taxes required to be paid by Parent prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

    6.07. Public Disclosure. Any public disclosures by Parent or YieldUP with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Confidentiality Agreement.


    6.08. Tax-Free Reorganization.


          (a) Parent and YieldUP shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code (a "Reorganization").


          (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a Reorganization in all federal, state, and local tax returns filed after the Effective Time.


          (c) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will cause Sub to hold, at least 90% of the fair market value of YieldUP's net assets and 70% of the fair market value of YieldUP's gross assets held immediately prior to the Merger. For purposes of this subsection (c), amounts paid by YieldUP to YieldUP Stockholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of YieldUP held immediately prior to the Merger.


          (d) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will cause Sub to continue the historic business of YieldUP or use a significant portion of YieldUP's business assets in a business.


          (e) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will cause Sub not to issue additional shares of its stock that would result in Parent losing control of Sub within the meaning of section 368(c) of the Code.


          (f) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will not reacquire any of its stock issued in the Merger, whether directly or through a partnership, successor, or a person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3).


          (g) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will not liquidate Sub, merge Sub with or into another corporation, sell or dispose of the stock of Sub (except for transfers to other corporations controlled by Parent), or cause Sub to sell or dispose of any of its assets or the assets acquired from YieldUP, except for dispositions in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.


          (h) Parent, Sub, YieldUP and the stockholders of YieldUP will pay their respective expenses, if any, incurred in connection with the Merger.


          (i) At the Effective Time, no indebtedness between Parent and YieldUP or between Sub and YieldUP will have been issued, acquired, or settled at a discount.

          (j) At the Effective Time, the fair market value of the assets of YieldUP transferred to Sub will exceed the sum of liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject. All such liabilities of YieldUP assumed by Sub, and those as to which the transferred assets are subject, will have been incurred by YieldUP in the ordinary course of its business.


          (k) At the Effective Time, none of Parent, YieldUP or Sub will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


          (l) In connection with the tax opinions referred to in 7.01(f), each party agrees to deliver letters of representation in such form and substance as is customary in the giving of such tax opinions.


    6.09. NASDAQ Quotation. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.


    6.10. Stock Plans and Warrants.


          (a) At the Effective Time, each outstanding YieldUP Stock Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under the respective YieldUP Option Plan and under the agreement relating thereto, that number of whole shares of Parent Common Stock equal to the product of the number of shares of YieldUP Common Stock that were issuable upon exercise of such option immediately before the Effective Time multiplied by the Option Ratio (as defined in Section 6.10(d) hereto) and rounded down to the nearest whole number of shares of Parent Common Stock, and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such replaced YieldUP Stock Option will be equal to the quotient determined by dividing the exercise price per share of YieldUP Common Stock at which such option was exercisable immediately before the Effective Time by the Option Ratio, rounded down to the nearest whole cent. It is the intention of the parties that the YieldUP Stock Options so modified in accordance with this Section 6.10 qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent such options qualified as incentive stock options immediately before the Effective Time.


          (b) At the Effective Time, each outstanding warrant (a "YieldUP Warrant") to purchase shares of YieldUP Common Stock under any Warrant Agreement, shall become a warrant to acquire, on substantially the same terms and conditions as were applicable under such Warrant Agreement, that number of whole shares of Parent Common Stock and cash that such holder of the YieldUP Warrant would have received in the Merger if such holder would have exercised the YieldUP Warrant immediately prior to the Merger.


          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the YieldUP Stock Options and the YieldUP Warrants assumed in accordance with this Section 6.10. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the assumed options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.


          (d) For purposes of this Agreement, "Option Ratio" shall be .2177.


    6.11. Consents. Each of Parent and YieldUP shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Parent's or YieldUP's material agreements, contracts, licenses, or leases in connection with the Merger.


    6.12. Employee Benefits; Employee Issues. Following the Effective Time and subject to the eligibility and other participation requirements and terms contained in Parent's benefit programs and plans, all employees of YieldUP shall be given credit for their periods of service with YieldUP as if such service were with Parent in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under, Parent's current employee benefit plans.


    6.13. Reports. From and after the Effective Time and so long as necessary in order to permit each officer and director of YieldUP to sell the shares of Parent Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).


    6.14. Notification of Certain Matters. YieldUP will give prompt notice to Parent upon discovery thereof, and Parent will give prompt notice to YieldUP upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and
(b) any material failure of such party, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.


    6.15. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of YieldUP described in Section 6.04 hereof, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    6.16 Director and Officer Insurance. Parent and the Surviving Corporation shall maintain YieldUP's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six (6) years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium; provided further, that, in lieu of maintaining such existing D&O Insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms, as a whole, are not less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, YieldUP, with Parent's prior written consent, may purchase a six year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage, provided that the total cost of the reporting tail coverage shall not exceed $350,000, and provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof for a period of six (6) years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger or related events.



                                   ARTICLE VII


                              CONDITIONS TO MERGER


    7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:


          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of YieldUP as may be required by law, by the rules of the Nasdaq Small Cap Market, and by any applicable provisions of YieldUP's Certificate of Incorporation and By-Laws.


          (b) Approvals. There shall have been obtained permits, consents, and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the transactions contemplated hereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Surviving Corporation after consummation of the Merger.


          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by a Governmental Entity seeking a stop order. The Proxy Statement shall have been delivered to the stockholders of YieldUP in accordance with the requirements of the Securities Act and the Exchange Act.


          (d) NASDAQ. The shares of Parent Common Stock to be issued in the Merger or to be issued pursuant to options and warrants granted pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market.


          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraints or prohibition preventing the consummation of the Merger or materially limiting or restricting Parent's conduct or operation of the business of Parent or YieldUP after the Merger shall have been issued, nor shall any proceedings brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.


          (f) Tax Opinions. Parent shall receive the opinion of Faegre & Benson LLP and YieldUP shall receive the opinion of Gray Cary Ware & Freidenrich LLP to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinions shall be dated on or about the date the Proxy Statement is first mailed to the stockholders of YieldUP and which shall be updated as of the Effective Time. In connection with providing such tax opinions, counsel shall be entitled to rely upon tax certificates of Parent, YieldUP and other applicable persons in such form and substance as is customary in the giving of such opinions.


          (g) Comfort Letter. On the date of the Proxy Statement, Parent and YieldUP shall have received a letter (in form and substance as is customary in a registered public offering) from KPMG Peat Marwick LLP, independent public accountants of both Parent and YieldUP, dated as of such date, in connection with such accountant's review of certain data and information contained in the Registration Statement and the Proxy Statement.


    7.02. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Sub.


          (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of YieldUP contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time (except for representations and warranties made as of a specified date, which shall be true and correct as of such date), except to the extent that any and all inaccuracies in any representations and warranties, other than those in the first two sentences of Section 3.01, those in Section 3.02 and those in the first three sentences of Section 3.04, that were true and correct on the date of this Agreement but were inaccurate immediately prior to the Effective Time have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on YieldUP (provided that, for purposes of this clause

(ii), any representation and warranty in Article III that is qualified by materiality or Material Adverse Effect language shall be read solely for purposes of this Section 7.02(a)(ii) as if such language were not present). YieldUP shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. Parent and Sub shall have received a certificate signed on behalf of YieldUP by the Chief Executive Officer and the Chief Financial Officer of YieldUP to the effects set forth in this paragraph (a).


          (b) Blue Sky Laws. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Parent Common Stock pursuant to the Merger.


          (c) Opinion of YieldUP's Counsel. Parent shall have received a written opinion of counsel to YieldUP dated as of the Closing Date, substantially in the form of Exhibit 7.02(c) hereto.


          (d) Consents. YieldUP shall have obtained all of the consents, waivers, and approvals set forth in Schedule 7.03(d) of the YieldUP Disclosure Schedule.


          (e) Dissenting Shares. The holders of not more than 5% of the total of the issued and outstanding shares of YieldUP Common Stock shall have taken such action prior to or at the time of the stockholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in
Section 2.01(f) hereof.


          (f) 1998 Audit. The audited balance sheet of YieldUP as of December 31, 1998 and 1997, the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the accompanying report of KPMG Peat Marwick LLP shall have been delivered to Parent.


          (g) Employment Agreements. Sub and each of Raj Mohindra, Suraj Puri, and David Wong shall have entered into employment agreements, substantially in the form attached hereto as Exhibits 7.02(g)(1), (2) and (3).


    7.03. Additional Conditions to Obligations of YieldUP. The obligation of YieldUP to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by YieldUP.


          (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time (except for representations and warranties made as of a specified date, which shall be true and correct as of such date); Parent and Sub shall each have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and YieldUP shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of

Parent to the effects set forth in this paragraph (a).


          (b) Opinion of Parent's Counsel. YieldUP shall have received a written opinion of counsel to Parent dated as of the Closing Date, substantially in the form of Exhibit 7.03(b) hereto.



                                  ARTICLE VIII


                            TERMINATION AND AMENDMENT


    8.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of YieldUP:


          (a) by mutual written consent of the Board of Directors of Parent and YieldUP; or


          (b) by either Parent or YieldUP by action of its Board of Directors if the Merger shall not have been consummated within 150 days of the date hereof (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);


          (c) by either Parent or YieldUP by action of its Board of Directors if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 6.05 of this Agreement;

          (d) by Parent or YieldUP by action of its Board of Directors, if, at the YieldUP Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of YieldUP in favor of this Agreement and the Merger shall not have been obtained;


          (e) by Parent by action of its Board of Directors, if (i) the Board of Directors of YieldUP shall have withdrawn or modified its recommendation of this Agreement or the Merger in any way detrimental to Parent or shall have resolved to so withdraw or modify such recommendation; (ii) the Board of Directors of YieldUP shall have recommended to the stockholders of YieldUP an Alternative Transaction (as defined in Section 8.04 hereof); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of YieldUP Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of YieldUP recommends that the stockholders of YieldUP tender their shares in such tender or exchange offer;

          (f) by Parent by action of its Board of Directors, if any of the conditions set forth in Section 7.01 or 7.02 shall become impossible to fulfill other than for reasons within the control of Parent, and such conditions shall not have been waived under Article VII; or


          (g) by YieldUP by action of its Board of Directors, if any of the conditions set forth in Section 7.01 or 7.03 shall become impossible to fulfill other than for reasons within the control of YieldUP, and such conditions shall not have been waived under Article VII.


    8.02. Effect of Termination.


          (a) In the event of termination of this Agreement as provided in
Section 8.01 hereof, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, YieldUP, Sub or their respective officers, directors, shareholders, or Affiliates, except as set forth in Section 8.03 hereof or except to the extent the termination is a result of a willful and material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement (subject to Section 8.02(b)); provided that the provisions of Section 8.02(b) and Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.


          (b) In the event of a termination of this Agreement by YieldUP pursuant to Section 8.01(g) hereof as a result of a willful and material breach of Parent, Parent shall, as YieldUP's sole and exclusive remedy under this Agreement, in equity or otherwise, pay to YieldUP an amount equal to $1,000,000 within five business days of such termination.


    8.03. Fees and Expenses.


          (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and YieldUP shall share equally all fees and expenses, other than accountants, attorneys' and other professional fees, incurred in connection with the filings and notices required under the HSR Act and the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.


          (b) In the event of termination of this Agreement pursuant to Section 8.01(d) or (e) hereof, then, in addition to any damages which may be available as a result of a material breach by YieldUP of any representation, warranty, or covenant contained in this Agreement, YieldUP shall pay to Parent an amount equal to $1,000,000. Such fee to be payable within five business days after such termination.


          (c) In the event of termination of this Agreement by Parent pursuant to Section 8.01(b) or 8.01(f) hereof as a result of a material breach by YieldUP of any representations, warranties or covenants contained in this Agreement and prior to such termination (i) any person or group shall have informed YieldUP (or the Board of Directors or an executive officer of YieldUP) that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by YieldUP's stockholders, propose, an Alternative Transaction, or (ii) any such person or group or YieldUP publicly announces (including without limitation any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by YieldUP's stockholders, propose, an Alternative Transaction, and within one year after such termination an Alternative Transaction (whether or not involving such person or group) is consummated, then, in addition to any damages which may be available as a result of a material breach by YieldUP of any representation, warranty, or covenant contained in this Agreement, YieldUP shall pay to Parent an amount equal to $1,000,000. Such fee shall be payable within five business days after the consummation of such Alternative Transaction.


    8.04. Alternative Transaction Definition. As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) including current management of YieldUP but other than Parent or its Affiliates (a "Third Party") acquires outstanding shares of YieldUP Common Stock pursuant to a tender offer or exchange offer or otherwise that, in the aggregate possess 20% or more of the voting power of the outstanding YieldUP Common Stock, (ii) a merger or other business combination involving YieldUP pursuant to which any Third Party acquires outstanding equity securities of YieldUP or of the entity surviving such merger or business combination that, in the aggregate, possess 20% or more of the voting power of such outstanding YieldUP securities or the securities of such other entity,
(iii) any other transaction pursuant to which any Third Party acquires control of assets of YieldUP having a fair market value (as determined by the Board of Directors of Parent in good faith) equal to more than 20% of the fair market value of all the assets of YieldUP immediately prior to such transaction, or
(iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


    8.05. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of YieldUP, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


    8.06. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX


                                  MISCELLANEOUS


    9.01. Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the (i) agreements contained in (x) Sections 1.05, 2.01, 2.02, 6.07, 6.08, 6.10, 6.11, 6.12, 6.13, 6.15, 6.16, 8.02, and 8.03 hereof, (y) the last sentence of Section 8.05, and (z) Article IX, and (ii) the agreements delivered pursuant to Section 3.34 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.


    9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


          (a) if to Parent or Sub, to:

              FSI International, Inc.
              322 Lake Hazeltine Drive
              Chaska, Minnesota 55318
              Attention:  Benno G. Sand


              with a required copy to each of (which alone shall not constitute notice):

              FSI International, Inc.
              322 Lake Hazeltine Drive
              Chaska, Minnesota 55318
              Attention:  Luke R. Komarek



              Faegre & Benson LLP
              2200 Norwest Center
              90 South Seventh Street
              Minneapolis, Minnesota  55402-3901
              Attention:  Douglas P. Long


          (b) if to YieldUP, to:

              YieldUP International Corporation
              117 Easy Street
              Mountain View, California 94043
              Attention:  Raj Mohindra
              with a required copy to (which alone shall not constitute notice):

              Gray Cary Ware & Freidenrich LLP
              4365 Executive Drive, Suite 1600
              San Diego, California 92121
              Attention:  Scott M. Stanton


    9.03. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.


    9.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


    9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except for the Confidentiality Agreement), and (b) except as specifically provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


    9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law.


    9.07. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

                                    ARTICLE X


                                   DEFINITIONS


    10.01. Subsidiary. As used in this Agreement, the term "subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.


    10.02. Affiliate. As used in this Agreement, the term "Affiliate" of "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.


    10.03. Knowledge. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.


    IN WITNESS WHEREOF, Parent, Sub, and YieldUP have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                  FSI INTERNATIONAL, INC.


                                  By        /s/ Patricia M. Hollister
                                    --------------------------------------------
                                    Its  Chief Financial Officer and Controller
                                       -----------------------------------------


                                  BMI INTERNATIONAL, INC.


                                  By        /s/ Patricia M. Hollister
                                    --------------------------------------------
                                    Its           Vice President
                                       -----------------------------------------


                                  YIELDUP INTERNATIONAL CORPORATION


                                  By        /s/ Raj Mohindra
                                    --------------------------------------------
                                    Its President and Chief Executive Officer
                                       -----------------------------------------